Exhibit 99.(A)(1)(D)

ELECTION FORM

Blue Martini Software, Inc.
2600 Campus Drive
San Mateo, CA 94403
Attn: Marlene Manzanares

I have received Blue Martini Software, Inc.’s (“Blue Martini” or the “Company”) Offer to Exchange and Summary of Terms dated November 4, 2002, sent to eligible employees of Blue Martini that hold options to purchase Common Stock of the Company with exercise prices equal to or greater than $1.77 per share granted under Blue Martini’s 2000 Equity Incentive Plan (the “Eligible Options”). Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

Pursuant to the terms of the Offer, I elect to have all of my Eligible Options, cancelled in exchange for a right to receive a Replacement Option, as that term is defined in the Offer. I hereby agree that, unless I revoke my election before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if Blue Martini extends the Offer), my election will be irrevocable, and if accepted by Blue Martini, such surrendered Eligible Options will be cancelled in their entirety. I understand that, subject to my employment with Blue Martini on the grant date of the Replacement Option, I will receive a Replacement Option, to be granted on Thursday, December 5, 2002 (or a later date if Blue Martini extends the Offer), covering one hundred percent (100%) of the number of shares of Common Stock subject to my Eligible Options that were cancelled.

(continued on next page)

[ ]	I ACCEPT THE OFFER AND HEREBY ELECT TO EXCHANGE, for a Replacement Option, upon the terms and conditions stated in the Offer, all of my Eligible Option(s) which are identified as follows:

Option Number	Option Grant Date	Exercise Price of Option	Option Number	Option Grant Date	Exercise Price of Option

I UNDERSTAND THAT BY ACCEPTING THIS OFFER ALL ELIGIBLE OPTIONS GRANTED TO ME WILL AUTOMATICALLY BE SURRENDERED FOR CANCELLATION UNDER THE OFFER EVEN IF SUCH OPTIONS ARE NOT LISTED ABOVE. I agree to deliver to Blue Martini the original stock option grant form(s) for my Eligible Options, upon request. I acknowledge that I will have no right to exercise all or any part of any cancelled options after the date of this election (unless I revoke this election), and that such options will be cancelled.

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Blue Martini (except on an at will basis). I agree that Blue Martini has made no representations or warranties to me regarding this Offer or the future pricing of Blue Martini’s stock, and that my participation in this Offer is at my own discretion.

I AGREE THAT BLUE MARTINI SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

[ ]	I DO NOT ACCEPT THE OFFER to exchange options.

Date:
Optionee Signature

Name:
(Please print)

Blue Martini hereby agrees and accepts this Election Form, and such acceptance shall be binding on Blue Martini’s successors, assigns and legal representatives:

BLUE MARTINI SOFTWARE, INC.

By:	Date:

Title:

2